UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

Current Report Pursuant
to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2004

Brooks Automation, Inc.
(Exact Name of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-25434	04-3040660
(Commission File Number)	(I. R. S. Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 262 2400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01 Enter into a Material Definition Agreement.
Item. 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX
Ex-99.1 Press Release dated October 1, 2004

Item. 1.01    Enter into a Material Definition Agreement.

     The information provided in response to Item 5.02 is incorporated by reference herein.

Item. 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     In accordance with the previously announced plans of Brooks Automation, Inc. (the “Company”), effective October 1, 2004 Robert J. Therrien resigned his role as Chief Executive Officer of the Company and Edward C. Grady, the Company’s President and Chief Operating Officer, was appointed Chief Executive Officer. Mr. Therrien will continue as Chairman of the Company’s Board of Directors and will serve as a consultant to the Company.

     Certain information required to be included in this Item 5.02 of Form 8-K was included in the Company’s Definitive Proxy Statement on Schedule 14A relating to the Company’s Annual Meeting of Stockholders held on April 27, 2004, filed on March 15, 2004, which remains substantially unchanged as of the date hereof and is incorporated by reference herein.

     The Company and Mr. Grady entered into an Amended and Restated Employment Agreement on June 1, 2004 (the “Employment Agreement”), a copy of which was filed by the Company as Exhibit 10.02 to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed on July 29, 2004. The Employment Agreement, which remains substantially unchanged as of the date hereof, is incorporated by reference herein.

     Mr. Grady’s term as Chief Executive Officer and President under the Employment Agreement is effective until September 30, 2006, and may be extended for an additional one year term by mutual agreement, provided the Company and Mr. Grady each request such an extension.

     The Employment Agreement also provides that Mr. Grady will continue to serve as a director of the Company and that the Company will nominate him for re-election as a director each year during his employment term, in accordance with the Company’s By-laws.

     Under the terms of the Employment Agreement, Mr. Grady receives an annual base salary in the amount of $350,000. Subject to certain termination provisions contained in the Employment Agreement, Mr. Grady will receive a deferred sign-on bonus payment in the amount of $300,000 in January 2005. In addition, Mr. Grady is eligible to receive an annual management bonus, as determined by the Company’s Compensation Committee from year to year. Mr. Grady will also be eligible to participate in all employee welfare and benefit plans normally offered to other senior executives of the Company.

     In accordance with the terms of the Employment Agreement, on October 1, 2004 the Company issued Mr. Grady 50,000 shares of restricted stock that will vest in equal quarterly installments over four years. This issuance wa made pursuant to a restricted stock agreement between the Company and Mr. Grady, effective as of October 1, 2004.

     Under the terms of the agreement, if Mr. Grady is terminated without cause (as defined in the Employment Agreement) or resigns for good reason (as defined in the Employment Agreement) prior to a change of control of the Company, then the Company shall pay him a pro-rata portion of his then current base salary for the remaining employment term, a pro-rata portion of his annual management bonus for the completed portion of the current annual pay period, any unpaid deferred sign-on bonus compensation to which he may be entitled, and any accrued vacation pay. In addition, all stock options and restricted stock will continue to vest in accordance with their vesting schedules, without regard to any continued employment of Mr. Grady or other relationship he may have with the Company, and, if applicable, remain exercisable, for the remaining option term.

     If Mr. Grady resigns for good reason or is terminated without cause within one year following a change of control of the Company, then the Company shall pay him a pro-rata portion of his then current base salary for the remaining employment term, any unpaid deferred sign-on bonus compensation to which he may be entitled, and any accrued vacation pay. In addition, all stock options and restricted stock will continue to vest in accordance with their vesting schedules, without regard to any continued employment of Mr. Grady or other relationship he may have with the Company, and, if applicable, remain exercisable, for the remaining option term.

     Mr. Grady’s employment agreement also contains non-competition, non-solicitation and confidentiality provisions. The non-competition and non-solicitation provisions prohibit Mr. Grady from directly or indirectly competing with, or soliciting employees of, the Company so long as he is an employee of the Company and for a period of two years thereafter.

     The Company has agreed to retain Mr. Grady as a consultant for a period of four years upon the termination of his employment with the Company under certain conditions.

Item 9.01.    Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit
Number	Description

99.1	Press release dated October 1, 2004 of Brooks Automation, Inc. (the “Company”) announcing the appointment of Edward C. Grady as Chief Executive Officer of the Company.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2004	BROOKS AUTOMATION, INC.

	By:	/s/ Robert W. Woodbury, Jr. Robert W. Woodbury, Jr., Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release dated October 1, 2004 of Brooks Automation, Inc. (the “Company”) announcing the appointment of Edward C. Grady as Chief Executive Officer of the Company.